Exhibit 1


                         AGREEMENT, dated July 27, 1996 (as
                    of July 22, 1996) among HARMONY HOLDINGS
                    INC., HARVEY BIBICOFF and UNIMEDIA S.A.


This Agreement is made with reference to the following:

1) The shareholders of UNIMEDIA desire to sell all their outstanding ordinary shares of UNIMEDIA, and Harmony Holdings Inc. (hereinafter "HHI") desires to purchase such shares, in exchange for a total amount of 20,000,000 shares of the Preferred Stock and Common Stock (per value $0.1 per share) of HHI;

2) Prior to the execution of a sale and purchase agreement setting forth the terms and conditions of such sale and purchase, UNIMEDIA agrees to purchase this day 1,000,000 shares of Common Stock of an aggregate amount of $2,000,000 pursuant to the terms and conditions set forth in the subscription agreement set out in Appendix A; and

3) UNIMEDIA envisages to purchase after the execution of the Agreement, on the open market, a certain number of HHI shares which is currently contemplated to be up to 1,000,000 shares at a price no higher than $2.50 per share.


Now, therefore, the parties to this agreement hereby agree, upon the terms and conditions hereinafter set forth as follows:


1.  Sale and Purchase Agreement

The parties hereto agree to negotiate and execute in good faith before September 30, 1996, an agreement that will set forth the terms and conditions of, in particular:

     - the sale by the UNIMEDIA shareholders of their UNIMEDIA shares and the purchase by HHI of such shares in exchange for shares of Preferred Stock, par value $0.1 per share, and Common Stock par value $0.1 per share, of HHI;

     - the outstanding UNIMEDIA shares shall be purchased on the following basis: 100% of the outstanding UNIMEDIA shares is equal to 20,000,000 HHI Common Stock and Preferred Stock shares;


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     - the parties will agree prior to the execution of the
     sale and purchase agreement, the law that will govern and construe such agreement;

     - representations and warranties granted by UNIMEDIA usually granted in this type of transaction, (covering in particular organization, subsidiaries, capital stock, authority to execute and deliver the agreement, financial statements, title to properties, authority for operation, intellectual property and licenses, insurance contracts, no adverse action, compliance to law, no default, no adverse change, outstanding funded debt, absence of guarantees, labor disputes, outside interest, litigation, bank accounts, articles, by-laws, minutes and permits disclosure power of attorney, changes since the last balance sheet date, bankruptcy);

     - representations and warranties granted by Mr. Harvey BIBICOFF and HHI usually granted in this type of transaction (covering in particular organization, subsidiaries, capital stock, authority to execute and deliver the agreement, financial statements, title to properties, authority for operation, intellectual property and licenses, insurance contracts, no adverse action, compliance to law, no default, no adverse change, outstanding funded debt, absence of guarantees, labor disputes, outside interest, litigation, bank accounts, articles, by-laws, minutes and permits disclosure power of attorney, changes since the last balance sheet date, bankruptcy); and

     UNIMEDIA shall not grant HHI any representation or warranty related to the PIXEL group covering events prior to the PIXEL acquisition which will take place in any event before October 15, 1996, UNIMEDIA shall, however, assign the benefit of the representations and warranties granted to UNIMEDIA by the founders of PIXEL.


2.  Representation and Warranties of UNIMEDIA

- - UNIMEDIA hereby represents and warrants that the execution and delivery of this agreement and the carrying out of the terms by UNIMEDIA have been duly authorized by all necessary corporate action.

- - UNIMEDIA hereby represents and warrants that it has sufficient funds in its bank accounts to pay the two million dollars for the Purchase of the HHI shares referred to in


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the Subscription Agreement attached hereto. UNIMEDIA will
instruct its bank to reserve this amount for such payment.

- - UNIMEDIA warrants and represents that at the time of closing of the contemplated acquisition that:

1. UNIMEDIA will have, an unencumbered asset, US $7.5 million in cash and/or Harmony stock.

2. UNIMEDIA will have no banking debt.

3. PIXEL will have no banking debt except the debts owed to UNIMEDIA and whatever amount has been drawn down against its secured working capital bank line.

- - UNIMEDIA hereby represents and warrants that at least 51% of its shareholders have agreed and undertaken to exchange all their outstanding shares for HHI Common and Preferred Stock under the terms and conditions set forth in the agreement.


3. Representations and Warranties of HHI HHI hereby represents and warrants that:

- - The execution and delivery of this agreement and the carrying out of the terms hereof have been duly authorized by all necessary corporate action, and the board of directors of HHI has approved this Agreement and the execution, delivery and carrying out thereof.

- - HHI has provided to UNIMEDIA, as reflected in Appendix 3 hereto, a copy of the unaudited consolidated balance sheet of HHI as of March 31, 1996, and statements of operations and cash flows for the nine months ended March 31, 1996 (the "Financial Statements").

- - The Financial Statements described above, including the notes and schedules thereto, have been prepared in accordance with generally accepted accounting principals in the US, applied on a consistent basis and presently fairly the consolidated financial position and results of the operations and cash flows of HHI and its subsidiaries and the changes in its financial condition at such date and or such periods.

- - HHI and its subsidiaries have no liabilities or obligations (absolute, accrued, contingent or otherwise) which were not fully reflected or served against in the


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Financial Statement, except for liabilities and obligations incurred in the ordinary course of business since the date of the Financial Statement.

- - On the basis set forth in Section 1(b), the purchase and sale of 100% of UNIMEDIA shares referred to in Section 1 above will grant the shareholders of UNIMEDIA approximately 69% of the share capital of HHI on a fully diluted basis (i.e., approximately 69% of the voting rights and 69% of the rights to dividends).


4. Representations and Warranties of Harvey BIBICOFF and HHI

Mr. Harvey BIBICOFF and HHI, jointly and severally, hereby represent and warrant that:

- - Since the date of the Financial Statement no material adverse change in the assets business or forecast of HHI and its subsidiaries has occurred;

- - HHI or Mr. Harvey BIBICOFF are not structuring the acquisition of UNIMEDIA by HHI as a two-step transaction as a method of receiving the financing and not proceeding with the acquisition, and know no reasons, liabilities or obligations (disclosed, nondisclosed, absolute, accrued, contingent or otherwise) which will cause them to do so; and

- - The Shareholders that will hold Preferred Stock shares referred to in Section 1 will have identical liabilities, rights and obligations as the ones holding the Common Stock shares.


5. Undertakings of HHI and Mr. Harvey BIBICOFF

- - Mr. Harvey BIBICOFF undertakes to take all steps in view of the completion of the sale and purchase of the UNIMEDIA shares referred to in Section 1 above, and in particular and if necessary, to vote in favor of such sale and purchase at HHI's shareholders' meeting called to approve the transaction referred to in this agreement.

HHI undertakes not to issue or create any new HHI share or option without the prior written consent of UNIMEDIA, except pursuant to the exercise of options help by employees or former employees granted prior to the execution of this agreement.


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Mr. Harvey BIBICOFF undertakes to refrain from selling in
any manner 80% of his HHI shares prior to the completion of the purchase of UNIMEDIA by HHI, and in any case by September 30, 1996.


7. Governing Law

This Agreement shall be construed in accordance with the laws of France and the "Tribunal de Commerce" de Paris will be competent.


                              HARVEY BIBICOFF,

                                by: /s/ Harvey Bibicoff
                                   ------------------------



                              UNIMEDIA,

                                by: /s/ Gilles Assouline
                                   ------------------------



                              HARMONY HOLDINGS
                              INCORPORATION,

                                by: /s/ Harvey Bibicoff
                                   ------------------------